Exhibit 4.1
FIRST AMENDMENT
     FIRST AMENDMENT, dated as of August 16, 2010 (this “Amendment”), to the Rights Agreement, dated as of January 22, 2010 (the “Rights Agreement”), by and between Osteotech, Inc., a Delaware corporation (the “Company”) and Registrar And Transfer Company (the “Rights Agent”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;
     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of August 16, 2010, (the “Merger Agreement”), among the Company, Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Sofamor Danek, Inc., an Indiana corporation and wholly owned subsidiary of Parent (“MSD”), and England Merger Corporation, a Delaware corporation and wholly owned subsidiary of MSD; and
     WHEREAS, on August 16, 2010, the Board of Directors of the Company authorized an amendment of the Rights Agreement to render the Rights Agreement inapplicable with respect to the transactions contemplated by the Merger Agreement and authorized and directed the officers of the Company to execute and deliver to the Rights Agent (i) such an amendment and (ii) an officer’s certificate stating that this Amendment has been so authorized and that the Company is in compliance with the terms of Section 27 of the Rights Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company and the Rights Agent agree to amend the Rights Agreement as follows:
     1. Amendment of Section 1.
     (a) Section 1 of the Rights Agreement is supplemented to add the following definitions:
“Merger” shall have the meaning given to such term in the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 16, 2010, among the Company, Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Sofamor Danek, Inc., an Indiana corporation and wholly owned subsidiary of Parent (“MSD”), and England Merger Corporation, a Delaware corporation and wholly owned subsidiary of MSD (“Merger Sub”).
     (b) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, none of Parent, MSD, Merger Sub, or any of their respective Affiliates or Associates shall be deemed to be an

Acquiring Person solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement., in the manner provided for therein, including, without limitation, the Merger.”
     (c) The definition of “Distribution Date” in Section 1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement, in the manner provided for therein, including without limitation, the Merger.”
     2. Amendment of Section 13(a). Section 13(a) of the Rights Agreement is hereby amended by adding the following at the end of Section 13(a):
“Notwithstanding anything in this Agreement to the contrary, this Section 13 shall not be triggered solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement, in the manner provided for therein, including without limitation, the Merger.”
     3. Amendment of Section 23. Section 23 of the Rights Agreement is hereby amended by adding the following as paragraph (d) thereof:
“(d) Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate and be of no further force and effect immediately upon the Effective Time (as defined in the Merger Agreement) and the Rights shall thereupon be canceled without the payment of any consideration to the holders of the Rights, including, without limitation, the Redemption Price.”
     4. Effectiveness. This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.
     6. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.

OSTEOTECH, INC.
/s/ Mark H. Burroughs
Mark H. Burroughs
Executive Vice President

REGISTRAR AND TRANSFER COMPANY, as Rights Agent
/s/ William P. Tatler
Name:	William P. Tatler
Title:	Vice President